Exhibit 99.1

Alteon	6 Campus Drive ▪ Parsippany, NJ ▪ 07054 (201) 934-5000 ▪ Fax: (201) 934-8880

FOR IMMEDIATE RELEASE	Contact: Investor Relations 201-818-5537

ALTEON NOTIFIED BY AMEX OF CONTINUED LISTING STANDARDS NON-COMPLIANCE;
COMPANY EXPECTS ITS COMMON STOCK TO REMAIN LISTED WHILE IT ENGAGES IN
AMEX COMPLIANCE PROCESS

Parsippany, N.J., Oct. 13, 2006 (PRIMEZONE) -- Alteon Inc. (AMEX:ALT) (the “Company”) announced today that on October 9, 2006, it received a notice from the staff (the “Staff”) of the American Stock Exchange, Inc. (“AMEX”) indicating that the Company is not in compliance with certain AMEX continued listing standards, specifically as a result of the Company’s shareholder’s equity in recent years not meeting the thresholds set forth in Section 1003(a) the AMEX Company Guide.

The Company has been afforded the opportunity to submit a plan of compliance (a “Plan”) to AMEX by November 8, 2006 advising AMEX of the action the Company has taken, or will take, that would bring it into compliance with all the continuing listing standards of the Company Guide by April 9, 2008. If AMEX accepts the Plan, the Company will be able to continue its listing during the Plan period for up to seventeen months, during which time the Company will be subject to periodic review to determine whether it is making progress consistent with the Plan. If AMEX does not accept the Company’s Plan or if the Company does not make progress consistent with the Plan during the Plan period or if the Company is not in compliance with the continued listing standards at the end of the Plan period, AMEX may then initiate delisting proceedings.

The Company intends to prepare and submit the Plan within the time frame required by AMEX. However, there is no guarantee that the Plan will be accepted by AMEX, or that the Company will be able to make progress consistent with the Plan if it is accepted. Prior to filing the Plan and while the Plan is under review by AMEX, the Company expects that its common stock will continue to trade without interruption on AMEX; however, the trading symbol for the Company’s Common Stock will have an indicator (.BC) added as an extension to signify noncompliance with the continued listing standards. Within five days of the October 9, 2006 letter from AMEX, the Company will be included in a list on the AMEX website of issuers that do not comply with the listing standards. The .BC indicator will remain as an extension on the Company’s trading symbol until the Company has regained compliance with all applicable continued listing standards.

About Alteon

Alteon is a product-based biopharmaceutical company engaged in the development of small molecule drugs to treat and prevent the inflammatory aspects of cardiovascular disease and diabetes. The Company has identified several promising product candidates that it believes represent novel approaches to some of the largest pharmaceutical markets.

Alagebrium, a product of Alteon's drug discovery and development program, is being developed for the treatment of diastolic heart failure. This disease represents a rapidly growing market of unmet medical need, particularly common among diabetic patients. Alagebrium has demonstrated relevant clinical activity in two Phase 2 clinical trials in heart failure, as well as in animal models of heart failure and nephropathy, among others. Alagebrium has been tested in approximately 1,000 patients in multiple Phase 1 and Phase 2 clinical trials, which represents a sizeable human safety database.

The Company's portfolio also includes orally bioavailable, organoselenium mimics of glutathione peroxidase that metabolize lipid peroxides and have the potential to limit myocardial damage subsequent to a myocardial infarction. Alteon's lead compound for that program, ALT-2074, is in Phase 2 clinical trials. The Company also has rights to a diagnostic assay that identifies a large subset of diabetic patients at highest risk for cardiovascular complications, because of a defect in oxidized lipid metabolism that results in increased cardiovascular inflammation. For more detailed information about Alteon's research and development, please visit Alteon's website at http://www.alteon.com.

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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to Alteon's ability to obtain sufficient funding to continue as a going concern and continue the development of alagebrium and ALT-2074, technology and product development (including the possibility that early clinical trial results may not be predictive of results that will be obtained in large-scale testing or that any clinical trials will not demonstrate sufficient safety and efficacy to obtain requisite approvals or will not result in marketable products), regulatory approval processes, intellectual property rights and litigation, competitive products, and other risks identified in Alteon's filings with the Securities and Exchange Commission. Further information on risks faced by Alteon are detailed under the caption "Risk Factors" in Alteon's Annual Report on Form 10-K for the year ended December 31, 2005 and in its subsequent Quarterly Reports on Form 10-Q. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward- looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.